SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 13, 2010

OPTIONABLE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51837	52-2219407
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

 (Address of principle executive offices)

(914) 773-1100
(Registrant’s telephone number, including area code)

1230 Avenue of the Americas, 7th floor, New York, NY, 10020
(Former name or former address, if changed since last report)

Copies to:
Charles F. McCormick, Esq.
McCormick & O’Brien, LLP
9 East 40th Street, 4th Floor
New York, New York 10016
Phone: (212) 286-4471
Fax: (212) 504-9574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 13, 2010, the Board of Directors appointed Brad P. O’Sullivan, age 43, as Interim Chief Executive Officer and Director of the Company, effective May 17, 2010.  In connection therewith, the Company intends to pay Mr. O’Sullivan compensation in the amount of $25,000 in connection with the performance of duties as Interim Chief Executive Officer and $25,000 in connection with the performance of duties as Director.  Additional details regarding Mr. O’Sullivan’s compensation will be disclosed in a subsequent current report when written agreements with him have been finalized and approved by our Board of Directors.

Mr. O’Sullivan has over twenty years experience in the field of finance, real estate, and law. He was most recently Managing Partner of Patriot Title & Abstract, Inc., a Real Estate Professional Services Company he established and operated for almost seven years. He was responsible for initiating and maintaining all client relationships, as well as successfully closing over 500 transactions. Prior to this, Mr. O’Sullivan was Vice President at Brean Murray Carret & Co., LLC, a boutique investment banking firm in Manhattan with offices in Beijing, China as well as an associate in the Corporate Practice Group at O'Melveny & Myers, LLP.  Mr. O’Sullivan also holds a JD from the Georgetown University Law Center, an MBA from Columbia University Business School and graduated with a Bachelor of Arts from Georgetown University.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OPTIONABLE, INC.

/s/ Brad P. O’Sullivan
Brad P. O’Sullivan Interim Chief Executive Officer

Date:  May 18, 2010